EXHIBIT 3.1

                      CERTIFICATE OF LIMITED PARTNERSHIP

                                      OF

                      ALLIANCE CAPITAL MANAGEMENT L.P. II

         This Certificate of Limited Partnership of Alliance Capital Management L.P. II (the "Partnership"), dated as of April 6, 1999, is being duly executed and filed by Alliance Capital Management Corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. ss.17-101, et seq.).

           1. Name. The name of the limited partnership formed hereby is Alliance Capital Management L.P. II.

           2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805.

           3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Service Company, 1013 Centre Road, City of Wilmington, Count of New Castle, Delaware 19805.

           4. General Partners. The name and business address of the sole general partner is as follows:

          Alliance Capital Management Corporation
          1345 Avenue of the Americas
          32nd Floor
           New York, NY 10105

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

                                        ALLIANCE CAPITAL MANAGEMENT
                                        CORPORATION
                                          as General Partner

                                        By: /s/ David R. Brewer, Jr.
                                           ------------------------------------
                                           Name:  David R. Brewer, Jr.
                                           Title: Senior Vice President,
                                                  General Counsel and Secretary